                                                                    Exhibit 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


     The following table sets forth the historical ratio of earnings to fixed charges (Dollars in thousands):



                                                                        YEARS ENDED DECEMBER 31,
                                                             -----------------------------------------------
                                                              1993     1994(A)    1995      1996      1997
                                                              ----     -------    ----      ----      ----
Earnings:
  Income (loss) before non-recurring and extraordinary
    items................................................    $(1,062)  $ 2,158   $ 1,739   $  (192)  $15,864
  Add: Interest..........................................      5,943     7,541    13,057    17,200    18,643
    Loan cost amortization...............................         85       623     1,009     1,211       827
  Minority interest in consolidated partnerships.........       (492)       --        --        --       172
                                                             -------   -------   -------   -------   -------
                                                             $ 4,474   $10,322   $15,805   $18,219   $35,506
Fixed charges:
  Interest ..............................................    $ 5,943   $ 7,541   $13,057   $17,200   $18,643
  Loan cost amortization.................................         85       623     1,009     1,211       827
  Preferred dividend requirements........................         --        --        --        --       855
                                                             -------   -------   -------   -------   -------
                                                             $ 6,028   $ 8,164   $14,066   $18,411   $20,325
Ratio of Earnings to Fixed Charges.......................         --      1.26      1.12        --      1.75
                                                             =======   =======   =======   =======   =======
Deficiency in earnings available to cover fixed
  charges................................................    $ 1,554                       $   192
                                                             =======                       =======



(a) Includes the operations of the Company from February 18, through December 31, 1994 and the predecessor multifamily and industrial operations acquired from Santa Anita Realty Enterprises, Inc. prior to February 18, 1994.